Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Manhattan Bridge Capital, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of Manhattan Bridge Capital, Inc. on Form S-8 (#333-82374, #333-127424 and #333-163105) and on Form S-3 (#333-279603) of our report dated March 12, 2025, on the consolidated balance sheets of Manhattan Bridge Capital, Inc. and Subsidiary as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, as appearing in the annual report on Form 10-K of Manhattan Bridge Capital, Inc. for the year ended December 31, 2024.

/s/ Hoberman & Lesser CPAs, LLP

New York, New York

March 12, 2025